APROPOS TECHNOLOGY, INC.
                           One Tower Lane, Suite 2850
                        Oakbrook Terrace, IL 60181-4622


                                  EXHIBIT 4.2

                            APROPOS TECHNOLOGY, INC.

                                     FORM OF
                            NONQUALIFIED STOCK OPTION
                            -------------------------

THIS NONQUALIFIED STOCK OPTION, dated as of , 200 , is granted by APROPOS TECHNOLOGY, INC., an Illinois corporation ("APROPOS"), to (the "DIRECTOR") pursuant to, and subject to the terms and conditions of, the Apropos Technology, Inc. 2000 Omnibus Incentive Plan, as Amended and Restated (the "PLAN"). Terms used but not defined herein shall have the meanings ascribed to them in the Plan.

5.       OPTION GRANT
         ------------

Apropos hereby grants to the Director an option to purchase a total of Apropos common shares at an option price of $__ per share, being not less than 100% of the fair market value per common share on the date hereof, and being the closing price per Apropos common share as reported on Nasdaq for the last trading day preceding the date hereof.

6.       VESTING AND EXERCISE
         --------------------

In the event that the Director stands for election, and is elected at the 2005 Annual Meeting of Shareholders of Apropos, this option shall vest (and to the extent vested may be exercised in whole or in part, at any time and from time to time, subject to the terms hereof) during the Director's service on the Board of Directors of Apropos ("BOARD SERVICE") to a maximum cumulative extent of 25% of the total shares covered hereby on and after the last day of the first fiscal quarter of 200 (__ shares as of March 31, 200__); 50% of the total shares covered hereby on and after the last day of the second fiscal quarter
(___ shares as of June 30, 200 ); 75% of the total shares covered hereby on and after the last day of the third fiscal quarter following the fiscal quarter in which the option was granted ( shares as of September 30, 200 ); and shall be fully vested and exercisable on and after the last day of the third fiscal quarter following the fiscal quarter in which the option was granted (__ shares as of December 31, 200__).

If Director's Board Service terminates following either (i) a Corporate Transaction (as defined in paragraph 6 hereof) in which this option is not continued, assumed or substituted for, or (ii) Director's permanent total disability or death, the remaining shares covered by this option shall vest and become fully exercisable.

7.       EXERCISE FOLLOWING TERMINATION OF BOARD SERVICE
         -----------------------------------------------

Notwithstanding anything contained herein to the contrary, this option may not be exercised (and shall terminate and be of no further force or effect):

         (a) more than three months after the termination of Board Service (including Board Service with a Successor as provided in paragraph 6 below) for any reason, other than retirement, permanent total disability or death;

         (b) more than six months after termination of Board Service by reason of retirement or permanent total disability;

         (c) more than one year after death or more than six months after death, if Board Service was previously terminated and the option was exercisable at the time of death; or

         (d) more than ten years from the date hereof;

and in each case only to the extent vested and exercisable on the date of termination of Board Service.

For purposes of this option, retirement shall mean termination of Board Service after the Director has attained age 55 and completed at least five years of Board Service. Permanent total disability shall be determined in accordance with the established policies of Apropos as determined by the Committee.

8.       METHOD OF EXERCISE
         ------------------


This option may be exercised only by written notice delivered to the Secretary of Apropos and accompanied by:

         (a) a check payable to the order of Apropos for the full purchase price of the shares purchased; and

         (b) such other documents or representations as Apropos may reasonably request in order to comply with securities, tax or other applicable laws.

At the sole discretion of the Committee, payment of the purchase price may be made in whole or in part by the delivery of common shares owned by the Director for at least six months, valued at fair market value on the date of exercise, or by execution and delivery of a promissory note containing terms and conditions established by the Committee.

This option may not be exercised for less than 100 shares, except in a case where the number of shares represented by the option is less than 100, in which case the option shall not be exercised for less than all of the shares subject to the option.

9.       NON-TRANSFERABILITY; DEATH
         --------------------------

This option is not transferable by the Director, otherwise than by will or the laws of descent and distribution, and is exercisable during the Director's lifetime only by the Director. Following Director's death, this option may be exercised in accordance with its terms by the Director's estate or the person to whom the option passes by will or the laws of descent and distribution, but only
(a) within the period permitted under paragraph 3(c) hereof after the Director's death or (b) ten years from the date hereof, whichever period is shorter. At the sole discretion of the Committee, this option may be transferred by the Director to members of the Director's immediate family or trusts or family partnerships for the benefit of the Director or family members, subject to terms and conditions established by the Committee.

10.      CORPORATE TRANSACTIONS
         ----------------------

In the event of either (a) a merger, consolidation, share exchange or similar transaction involving Apropos or (b) the sale or transfer of substantially all of Apropos' assets (each a "CORPORATE TRANSACTION"), this option may be continued by Apropos or assumed or substituted for by the resulting, surviving or purchasing entity ("SUCCESSOR"), at the option of Apropos or the Successor, as long as, in the case of a Successor (i) the Director serves on the board of directors or similar governing body of the Successor and (ii) the aggregate intrinsic value (difference between per share value and exercise price) of any option issued by a Successor is not less than the aggregate intrinsic value of this option on the effective date of the Corporate Transaction and the vesting provisions, rights to exercise, remaining option period, and other significant provisions remain the same. In each such case, this option (as continued, assumed or substituted) shall continue to vest and be exercisable in accordance with its terms. The term Board Service shall include service on the board of directors or similar governing body of any Sucessor.

In the event Apropos does not elect to continue this option or that the Successor does not agree to assume or substitute for this option following a Corporate Transaction, Apropos shall so notify the Director and this (subject to the condition that the Corporate Transaction is consummated) option shall vest and become fully exercisable thirty days prior to the scheduled effective date of the Corporate Transaction and shall terminate on the effective date of the Corporate Transaction with any exercise to occur immediately prior to the effective time of the Corporation Transaction.

In the event this option is continued, assumed or substituted for following a Corporate Transaction and Director's Board Service is terminated by Apropos or the Successor less than 6 months after the effective date of the Corporate Transaction, this option (as continued, assumed or substituted) shall become fully vested and exercisable upon the date of termination of employment.

Except as expressly provided in this option and notwithstanding anything to the contrary in the Plan, a Change in Control shall not accelerate vesting of this option or have any other effect on the terms or conditions of this option

IN WITNESS WHEREOF, Apropos has caused the execution hereof by its duly authorized officer and Director has agreed to the terms and conditions of this option, all as of the date first above written.

                                                APROPOS TECHNOLOGY, INC.


                                                By:
-----------------------------                      -----------------------------


                                                Its
                                                   -----------------------------